EXHIBIT 99.2


                              CERAGON NETWORKS LTD.
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            PARTIAL MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS
                            HELD ON JANUARY 24, 2001


PRESENT:     Mr. Zohar Zisapel
             Mr. Zohar Gilon
             Mr. Shmuel Levy
             Mr. Shraga Katz
             Ms. Yael Langer

CHAIRMAN:    Mr. Zohar Zisapel

AGENDA:      Waiver of Two Year Lock Up Period Under Employee Stock Option Plan

IT IS HEREBY RESOLVED THAT:

In accordance with a ruling the Company received from the Israel Tax Authority, the requirement under the Company's Key Employee Share Incentive Plan (the "Plan") for the Trustee to hold the options and/or shares of employees of the Company issued pursuant thereto for a period of twenty four (24) months from the date of grant of such options is hereby waived for those employees who so elect; provided, however, that:

           (i) for each employee so electing, all shares arising out of exercise of options must be sold immediately upon exercise to an unrelated third party; and

           (ii) the employees exercising such options shall pay to the Israel Tax Authority a tax of fifty percent (50%) on the net revenue resulting from the exercise of options and the sale of resulting shares, such amount to be withheld by the Trustee upon the sale of such shares.

FURTHER RESOLVED that the Company shall inform Company employees of the foregoing waiver under the Plan, as soon as reasonably practicable.


                                             /s/ ZOHAR ZISAPEL
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                                             Zohar Zisapel, Chairman